EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary                                   State of Incorporation

NBG Solutions, Inc.                                           Oregon

NBG Travel Exclusives, Inc.                                   Oregon

NBG Interactive, Inc.                                         Oregon